August 16, 2019

Dear Member,

The nomination period for the 2019 Federal Home Loan Bank of Des Moines (FHLB Des Moines) Director Election concluded effective August 1, 2019. Based on Federal Housing Finance Agency (FHFA) designations for Bank directors, the states of Iowa, Minnesota and Montana each had one member director seat to fill. In addition, four independent director seats, including one public interest independent director (PID) seat, will be filled through a district wide election. You will receive a ballot to vote for the four open seats in the independent director election.

This year, Joe Kesler, Director, First Montana Bank in Missoula, Montana, was the only eligible candidate in Montana who chose to stand for election. As a result, Mr. Kesler was declared re-elected to the FHLB Des Moines board in accordance with FHFA regulations.

Mr. Kesler served as the president and CEO of First Montana Bank from 2005-2018. He has a 40-year career in banking that began in 1978 as a national bank examiner with the Office of the Comptroller of the Currency. Mr. Kesler has served as director of several business development corporations and state banking trade associations. Mr. Kesler has served on the board of FHLB Des Moines since March 9, 2018. He will begin serving his second term as a FHLB Des Moines director on January 1, 2020.

FHLB Des Moines board of directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.

If you have any questions about the election process, please contact Dara Queck, SVP/Member and Financial Operations Officer at dqueck@fhlbdm.com or 515.412.2336.

Sincerely,

Dara Queck
SVP/Director, Member & Financial Operations
dqueck@fhlbdm.com